Form of Restricted Share Unit Agreement
For Non-U.S. Employees
(Graded Vesting)
Under the Teradata 2012 Stock Incentive Plan

You have been awarded a number of restricted share units (the “Share Units”) under the Teradata 2012 Stock Incentive Plan (the “Plan”), as described on the restricted share unit information page on the website of Teradata’s third-party Plan administrator, subject to the terms and conditions of this Restricted Share Unit Agreement (this “Agreement”) and the Plan. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

1.One-third of the Share Units will become non-forfeitable (“Vested”) on each of the first three anniversaries of the Date of Grant (each such anniversary a “Vesting Date”), subject to such rounding conventions as may be implemented from time-to-time by the third party Plan administrator, and provided that you are continuously and actively employed, as described in section 11(l) below, by Teradata or any of its affiliate companies (referred to collectively herein as “Teradata”) until each such Vesting Date.

2.If your employment with Teradata terminates prior to a Vesting Date due to (i) your death, or (ii) a disability for which you qualify for benefits under the Teradata Long-Term Disability Plan or another long-term disability plan sponsored by Teradata (“Disability”), then, upon such termination of employment, the remaining unvested Share Units will become fully Vested. If your employment with Teradata terminates prior to a Vesting Date due to your Retirement, then the Compensation & Human Resource Committee of the Teradata Board of Directors (the “Committee”) or its delegate, may in its sole discretion choose to provide that all or any pro rata portion of the Share Units will become Vested upon the terms, and subject to the conditions, established by the Committee, including an acceleration of Vesting for Share Units for up to one additional year following Retirement.  For purposes of this Agreement, “Retirement” means termination by you of your employment with Teradata at or after age 55 or as otherwise provided under applicable law.

If your employment with Teradata is terminated prior to a Vesting Date due to a reduction-in-force, then, upon such termination of employment, a pro rata portion of the Share Units will become fully Vested. The pro rata portion of the Share Units that will become fully Vested will be determined by multiplying (x) the number of unvested Share Units that would have vested on the next Vesting Date had you remained employed with Teradata by (y) a fraction, the numerator of which is the number of full and partial months of employment you completed commencing with the Vesting Date that occurred immediately prior to your termination (or, if none, commencing on the date of grant of this award (“Date of Grant”)), and the denominator of which is twelve (12) months (subject to such rounding conventions as may be implemented from time-to-time by the third party Plan administrator). For purposes of determining such pro rata Vesting of your Share Units, your period of employment with Teradata shall not include any leave of absence, other than an approved leave of absence from which Teradata reasonably expects that you will return to perform services for Teradata. Teradata in its sole discretion determines when an employee’s position is terminated due to a reduction-in-force.
Notwithstanding any provision in this Agreement to the contrary, in the event of a Change in Control, the applicable provisions of Section 20 of the Plan shall govern the treatment of your outstanding Share Units as provided therein.
To the extent that the Share Units are not Vested pursuant to Sections 1 and 2 above, they shall be forfeited automatically without further action or notice, if you cease to be actively employed by Teradata prior to an applicable Vesting Date other than as provided pursuant to this Section 2.
3.Except as may be otherwise provided in this Agreement, when Vested, the Share Units will be paid to you within 30 days after each applicable Vesting Date (or such earlier date as the Share Units may become Vested pursuant to Section 2 above) in Shares (such that one Share Unit equals one share of Teradata Common Stock).

4.By accepting this award, unless disclosure is required or permitted by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Share Units will be forfeited if you violate the terms and conditions of this Section 4. Notwithstanding the foregoing, nothing contained in this Agreement or any other Teradata agreement, policy, practice, procedure, directive or instruction shall prohibit you from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a “Government Agency”) or from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. You do not need prior authorization of any kind to make any such reports or disclosures and you are not required to notify Teradata that you have made such reports or disclosures. Nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to any Government Agency.

5.The Share Units may not be sold, transferred, pledged, assigned or otherwise alienated, except by will or by the laws of descent and distribution upon your death. As soon as practicable after a Vesting Date, Teradata will instruct its transfer agent and/or its third-party Plan administrator to record on your account the number of Shares underlying the number of Share Units to be paid to you in Shares and such Shares will be freely transferable.

6.Any cash dividends declared before an applicable Vesting Date on the Shares underlying the Share Units shall not be paid currently but shall be converted into additional Share Units. Any Share Units resulting from such conversion (the “Dividend Units”) will be considered Share Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein. As of each date that Teradata would otherwise pay the declared dividend on the Shares underlying the Share Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section 6, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Share Units but not paid on the Dividend Payment Date by the Fair Market Value of Teradata’s Common Stock on the Dividend Payment Date.

7.Regardless of any action Teradata or your employer who is a Teradata affiliate (the “Employer”) takes with respect to any or all income tax or withholdings, payroll tax, payment on account, social contributions, required deductions, other payments, or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by Teradata or the Employer to be an appropriate charge to you even if technically due by Teradata or the Employer (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Teradata or the Employer. You also agree that you solely are responsible for filing all relevant documentation that may be required of you in relation to this award or any Tax-Related Items, such as but not limited to personal income tax returns or reporting statements in relation to the grant or vesting of this award, the holding of Shares or any bank or brokerage account, or the subsequent sale of Shares acquired pursuant to such award and the receipt of any dividends or Dividend Units. You further acknowledge that Teradata and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Share Unit grant, including the grant, vesting or settlement of the Share Units, the issuance of Shares upon settlement of the Share Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or Dividend Units; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Share Units to reduce or eliminate your liability for such Tax-Related Items or to achieve any particular tax result. You also understand applicable laws may require varying Share Unit or Share valuation methods for purposes of calculating Tax-Related Items, and Teradata assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of you under applicable law. Further, if you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that Teradata and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to Teradata or the Employer, to satisfy all Tax-Related Items. In this regard, you authorize Teradata and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as Teradata may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from any wages or other cash compensation paid to you by Teradata and/or the Employer;

(b)	withholding otherwise deliverable Shares to be issued upon vesting/settlement of the Share Units; or

(c)
withholding from the proceeds of the sale of Shares acquired upon vesting/settlement of the Share Units either through a voluntary sale or through a mandatory sale arranged by Teradata (on your behalf pursuant to this authorization).

To avoid negative accounting treatment, Teradata may withhold or account for Tax-Related Items by considering applicable minimum and maximum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you shall be deemed to have been issued the full number of Shares subject to the Vested Share Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. You shall pay to Teradata and/or the Employer any amount of Tax-Related Items that Teradata and/or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. Teradata may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Section 7.
8.You understand and agree that any cross-border cash remittance made in relation to this award, including the transfer of proceeds received upon the sale of Shares, must be made through a locally authorized financial institution or registered foreign exchange agency and may require you to provide to such financial institution or agency certain information regarding the transaction. Moreover, you understand and agree that Teradata is neither responsible for any foreign exchange fluctuation between your local currency and the United States Dollar (or the selection by Teradata or the Employer in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of this award (or the calculation of income or any Tax-Related Items thereunder) nor liable for any decrease in the value of Shares or this award. In addition, the ownership of Shares or assets and holding of bank or brokerage account abroad may subject you to reporting requirements imposed by tax, banking, and/or other authorities in your country, and you understand and agree that you solely are responsible for complying with such requirements.

9.The Share Units will be forfeited if your employment is terminated by Teradata for Cause or if the Committee determines that you engaged in misconduct in connection with your employment with Teradata. Further, if your employment is terminated by Teradata for Cause, then, to the extent demanded by the Committee in its sole discretion and permitted by applicable law, you shall (i) return to Teradata all Shares that you have not disposed of that have been acquired pursuant to this Agreement during the twelve (12) months prior to the date of your termination of employment, and (ii) with respect to any Shares acquired pursuant to this Agreement during the twelve (12) months prior to the date of your termination of employment and that you have disposed of, pay to Teradata in cash the Fair Market Value of such Shares on the date acquired.
10.As a recipient of this equity award, you recognize that you have access to highly confidential, proprietary and non-public information of Teradata and its customers, including strategic plans, customer lists, research and development plans, and other information not made available to the general public and from which Teradata derives value. For purposes of this Agreement, this information is defined as “Trade Secret Information.”
To protect Teradata’s investment in Trade Secret Information, and in exchange for the Share Units, you agree that the following restrictions will apply during your employment with Teradata and, to the extent permitted by applicable law, for a period of twelve (12) months after the date that you cease to be employed by Teradata for any reason (the “Termination Date”) (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period):
(a) You will not, without the prior written consent of the Chief Executive Officer of Teradata, render services directly or indirectly to, or become employed by, any Competing Organization of Teradata (as defined in this Section 10 below) to the extent such services or employment involves the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, marketed, serviced or otherwise provided by Teradata to its customers and upon which you worked or in which you participated during the last twelve (12) months of your Teradata employment. (This restriction is specifically intended to protect the value of and Teradata’s investment in Trade Secret Information to which you had access as an employee of Teradata). NOTWITHSTANDING THE FOREGOING, THE RESTRICTION SET FORTH IN THIS SECTION 10(a) SHALL NOT APPLY IF YOU ARE EMPLOYED BY TERADATA IN CALIFORNIA.
(b) You will not, without the prior written consent of the Chief Executive Officer of Teradata, directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata to terminate his or her employment with or otherwise cease his or her relationship with Teradata. (This restriction is specifically intended to protect the value of the information you obtained while a Teradata employee regarding the skills, experience and knowledge of Teradata employees, which is Trade Secret Information, and Teradata’s investment in developing these employees). NOTWITHSTANDING THE FOREGOING, THE RESTRICTION SET FORTH IN THIS SECTION 10(b) SHALL NOT APPLY IF YOU ARE EMPLOYED BY TERADATA IN CALIFORNIA.

(c) You will not, without the prior written consent of the Chief Executive Officer of Teradata, solicit the business of any firm or company with which you worked during the preceding twelve (12) months of employment at Teradata, if such firm or company was a customer of Teradata, by using Teradata Trade Secret Information. (This restriction is specifically intended to protect the value of the identity of Teradata customers, their needs, interests, strategic plans, etc., all of which is Trade Secret Information you acquired as a Teradata employee with access to such information).

If you breach the terms of this Section 10, you agree that in addition to any liability you may have for damages arising from such breach, any unvested Share Units will be immediately forfeited, and, to the extent permitted by applicable law, you agree to pay to Teradata the Fair Market Value of any Share Units that Vested or cash paid to you in lieu of such Share Units during the twelve (12) months prior to the Termination Date. Such Fair Market Value shall be determined as of each applicable Vesting Date. You understand and agree that Teradata has the right to satisfy your obligation to refund the Fair Market Value of any Share Units that Vested or cash paid in lieu of such Share Units by any method or combination of methods described in Section 7.

As used in this Section 10, “Competing Organization” means a person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to and competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by Teradata to its customers and is therefore a competitor of Teradata.

11.In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by Teradata, it is discretionary in nature and it may be modified, suspended or terminated by Teradata at any time; (b) the grant of the Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Share Units, or benefits in lieu of Share Units, even if Share Units have been granted repeatedly in the past; (c) all decisions with respect to future Share Unit grants, if any, will be at the sole discretion of Teradata; (d) your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time, subject to applicable laws; (e) your participation in the Plan is voluntary; (f) the Share Unit grant and the Shares subject to the Share Units are not intended to replace any pension rights or compensation; (g) the Share Unit grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Teradata and is outside the scope of your employment contract, if any; (h) the Share Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way, to past services for Teradata; (i) the Share Unit grant, this Agreement, and your participation in the Plan will not be interpreted to form an employment contract or relationship with any Teradata entity other than an Employer as provided under an employment contract with such entity; (j) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (k) in consideration of the grant of the Share Unit, no claim or entitlement to compensation or damages shall arise from forfeiture of the Share Unit resulting from termination of your employment by Teradata (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Teradata from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the award, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; (l) in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive Share Units and vest in Share Units under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period, whether contractual or mandated under local law (e.g., active employment would not include any period of “garden leave” or similar period pursuant to local law), unless otherwise determined by the Committee in its sole discretion; the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Share Unit grant; (m) Teradata is not providing any tax, legal or financial advice, nor is Teradata making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares; and (n) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

12. You hereby explicitly and unambiguously acknowledge and consent to the collection, storage, processing, use and transfer, in electronic or other form, of your Personal Data (as defined below) and any other Share Unit grant materials by and among, as applicable, Teradata, the Employer and third parties as may be selected by Teradata, for the purpose of implementing, administering and managing your participation in the Plan, enforcing the terms of and exercising their rights under this or any other agreement to which it is a party and that relate directly or indirectly to you, and as necessary to comply with its obligations under applicable laws, rules and regulations. You further acknowledge and agree that such collection, storage, processing, use and transfer are for legitimate purposes and are necessary for the operation of the Plan. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan; and that without providing consent, you may not be able to participate in the Plan or realize benefits (if any) from the Share Units or any other awards under the Plan.
You understand and acknowledge that Teradata and the Employer or designated third parties may receive, hold, process and transfer personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, gender, nationality, salary, nationality, job title, employment history, any Shares or directorships held in Teradata, details of all Share Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Personal Data”).
You understand that Personal Data may be transferred to any Subsidiary or affiliate or third parties assisting Teradata with the implementation, administration and management of the Plan or to a successor in interest to the stock, assets or business of Teradata. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax and accounting advisor, and to the Employer and its payroll provider.
You should also refer to the Teradata Corporation Global Privacy Policy (which is available to you separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of your Personal Data.

13.You understand and agree that you are responsible at all times for understanding and following Teradata’s policies with respect to insider trading, as well as any insider restrictions imposed by local law.

14.The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid, in whole or in part, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law.

15.The terms of this award of Share Units as evidenced by this Agreement may be amended by the Teradata Board of Directors or the Committee at any time.

16.The number of Share Units and the number and kind of Shares covered by this Agreement shall be subject to adjustment as provided in Section 15 of the Plan.

17.In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.
18.You shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Share Units until such shares of common stock have been delivered to you in accordance with this Agreement. The obligations of Teradata under this Agreement will be merely that of an unfunded and unsecured promise of Teradata to deliver Shares in the future following Vesting of the Share Units, and your rights will be no greater than those of an unsecured general creditor. No assets of Teradata will be held or set aside as security for the obligations of Teradata under this Agreement.
19.The intent of the parties is that payments under this Agreement be exempt from, or comply with, Section 409A of the Code, and this Agreement shall be interpreted, administered and governed in accordance with such intent. In particular, solely to the extent necessary to comply with Section 409A of the Code: (x) a “termination of employment” or words of similar effect shall be deemed to mean a “separation from service” within the meaning of Section 409A of the Code, and (y) payment of any nonqualified deferred compensation to a “specified employee” (as determined under applicable Teradata policy) shall be made no earlier than the first business day that is more than six months after the date of separation from service. Further, notwithstanding anything to the contrary contained in this Agreement, the Committee shall have the right, at any time in its sole discretion, to accelerate the time of a payment under this Agreement to a time otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j), to the extent applicable.
20.The Share Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, U.S.A. without reference to principles of conflicts of law, as provided in the Plan.
For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the state or federal courts located in Delaware, and no other courts.
21.Teradata may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Teradata or a third party designated by Teradata.

22.If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

23.Notwithstanding any provision herein, your participation in the Plan shall be subject to any special terms and conditions as set forth in any appendix for your country (the “Appendix”). Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent Teradata determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement. In addition, you acknowledge that the applicable laws of the country in which you are residing or working at the time of grant, vesting and settlement of the Share Units or the ownership or sale of Shares received pursuant to the Share Units (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you are and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Appendix.

24.By accepting any benefit under this Agreement, you and each person claiming under or through you shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of this Agreement and the Plan and any action taken under this Agreement or the Plan by the Committee, the Board of Directors or Teradata, in any case in accordance with the terms and conditions of this Agreement.

25.Teradata reserves the right to impose other requirements on your participation in the Plan, on the Share Units and any Shares acquired under the Plan, to the extent Teradata determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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